Exhibit 4.6

SERIES D

WARRANT AGREEMENT

THIS SERIES D WARRANT AGREEMENT (this “Warrant Agreement”) dated of April 27, 2007, is made by and between CREATION CAPITAL LLC, a Delaware limited liability company (“Creation Capital”), and AMEDICA CORPORATION, a Delaware corporation (the “Company”).

WHEREAS, pursuant to the letter dated March 26, 2007 (the “Engagement Letter”), Creation Capital was engaged by the Company as the exclusive placement agent to the Company in the United States in connection with the private placement of up to $13,500,000, subject to an over-allotment of up to $1,500,000, of shares of the Company’s Series D Convertible Preferred Stock (the “Stock”); and

WHEREAS, the Engagement Letter provides that upon each closing of the sale of Stock, Creation Capital shall receive warrants to purchase a number of shares of Stock equal to six percent (6%) of the total number of shares of Stock sold at such closing; and

WHEREAS, the Engagement Letter further provides that the warrants shall be issued pursuant to a definitive warrant agreement mutually agreed to by the Company and Creation Capital.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purposes of defining terms and provisions of the Warrants and the certificates representing the Warrants and the respective rights and obligations thereunder of the Company, Creation Capital and the holders of certificates representing the Warrants, the Company and Creation Capital hereby agree as follows:

Section 1. Form of Warrant. The Company shall grant to Creation Capital (Creation Capital and/or its assigns are collectively referred to herein as the “Holder”) warrant(s) (the “Warrant”), in the form of Exhibit A hereto, to purchase shares of Stock at a purchase price of $3.30 per share (the “Exercise Price”) all as more fully set forth herein. The Warrant shall be executed on behalf of the Company by its Chief Executive Officer or any other authorized officer of the Company, and dated as of the date of issuance of the Warrant.

Section 2. Exercise Period of Warrant. The Warrant shall be exercisable at any time commencing on the first anniversary of the date of issuance of the Warrant and shall terminate at 5:00 p.m., New York City Time, on the seventh anniversary of the date of issuance of the Warrant (the “Warrant Termination Date”); provided, however, that in the event of (a) the closing of the issuance and sale of shares of the common stock, $0.01 par value per share (the “Common Stock”), of the Company in the Company’s first underwritten public offering (“IPO”) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or (b) a Change of Control (as defined below), the Warrant shall, on the date of such event, become immediately exercisable.

A “Change of Control” shall mean any acquisition of capital stock of the Company, directly or indirectly, any merger, tender offer, recapitalization or asset sale pursuant to which the Company’s stockholders immediately prior to such transaction hold less than 50% of the voting securities of the surviving corporation immediately after such transaction or the majority of the assets of the Company are transferred or sold, except that any internal re-structuring or re-organization of the Company that does not change the effective ultimate ownership of the Company shall not be deemed a Change of Control.

Section 3. Term of Warrant Agreement. Except as otherwise expressly provided herein, this Warrant Agreement shall become void and all rights hereunder and all rights in respect thereof under the Warrant shall cease as of the Warrant Termination Date except to the extent that the Warrant is exercised prior to such date.

Section 4. Number of Shares. The Warrant shall be exercisable for up to the number of shares of Stock as shall be indicated on the Warrant, subject to adjustment as provided herein (the “Warrant Shares”).

Section 5. Adjustment Provisions. The Exercise Price and the number of shares of Stock underlying the Warrant shall be subject to adjustment from time to time as hereinafter set forth:

(a) Stock Dividends – Stock Splits. If after the date hereof, the number of outstanding shares of Stock is increased by a stock dividend payable in shares of Stock or by a sub-division or a stock split of shares of Stock or other similar event as described in the Certificate of Designation, Preferences and Rights of the Stock (the “Certificate of Designation”), then, on the effective date thereof, the number of shares of Stock issuable on exercise of the Warrant shall be increased in proportion to such increase in outstanding shares.

(b) Aggregation of Shares. If after the date hereof, the number of outstanding shares of Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Stock or other similar event, then, on the effective date thereof, the number of shares of Stock issuable on exercise of the Warrant shall be decreased in proportion to such decrease in outstanding shares.

(c) Adjustments in Exercise Price. Whenever the number of the shares of Stock issuable upon the exercise of the Warrant is adjusted, as provided in Sections 5(a) and (b), the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of the shares of Stock purchasable upon the exercise of the Warrant immediately prior to such adjustment and (y) the denominator of which shall be the number of the shares of Stock so purchasable immediately thereafter.

(d) When De Minimis Adjustment May Be Deferred. No adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Exercise Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest 1/100th of a share.

(e) Notice. Whenever there shall be an adjustment as provided in this Section 5, the Company shall promptly cause written notice thereof to be sent to the Holder in accordance with Section 11 hereof, which notice shall be accompanied by an officer’s certificate setting forth the number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation thereof. Additionally, in case at any time the Company shall propose:

(i) to pay any dividend or make any distribution on shares of Stock in shares of Stock or make any other distribution to all holders of Stock; or

(ii) to issue any rights, warrants or other securities to all holders of Stock entitling them to purchase any additional shares of Stock or any other rights, warrants or other securities; or

(iii) to effect any reclassification or change of outstanding shares of Stock, or any consolidation, merger or sale; or

(iv) to effect any liquidation, dissolution or winding-up of the Company;

then, and in any one or more of such cases, the Company shall give written notice thereof to the Holder in accordance with Section 11 hereof, which notice shall be sent at least fifteen (15) days prior to (i) the date as of which the holders of record of shares of Stock to be entitled to receive any such dividend, distribution, rights, warrants, other securities are to be determined or (ii) the date on which any such reclassification, change of outstanding shares of Stock, consolidation, merger, sale, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of record of shares of Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, change of outstanding shares, consolidation, merger, sale, liquidation, dissolution or winding-up.

Section 6. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to Holder as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business makes such qualification necessary and where the failure to so qualify would have a material adverse effect on its business or operations. The Company has all requisite corporate power and authority to carry out its business as presently conducted and as proposed to be conducted and to enter into and discharge its obligations under this Warrant Agreement and the Warrant.

(b) The execution and delivery of this Warrant Agreement and the Warrant by the Company and its performance and compliance with the terms of this Warrant Agreement and the Warrant have been duly authorized by all necessary corporate action on the part of the Company.

(c) The consummation of the transactions contemplated by this Warrant Agreement and the Warrant will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of incorporation or bylaws of the Company, or any material contract, agreement, indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any lien, adverse claim or other encumbrance upon any of the properties of the Company pursuant to the terms of any such material contract, agreement, indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, or (iii) violate any law or order, rule or regulation applicable to the Company of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Company or any of its properties.

(d) This Warrant Agreement and the Warrant each constitutes a legal, valid and binding obligation of the Company and each is enforceable against the Company in accordance with the terms hereof and thereof, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law).

(e) The Company shall at all times keep a sufficient number of authorized but unissued shares of Stock reserved for issuance upon the exercise of the Warrant. The Warrant Shares, when issued, delivered and paid for in accordance with the terms of this Warrant Agreement and the Warrant, will be duly and validly issued, fully paid and non-assessable and will not have been issued in violation of the pre-emptive or contractual rights of any person or entity.

(f) The Company shall deliver to each Holder of ten percent (10%) or more of the aggregate Warrant Shares such information and reports relating to the Company as the Company is required to provide to other holders of the Stock. The rights of such Holders under this Section 6(f) shall terminate upon the closing of the IPO.

(g) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Warrant or any certificate representing Warrant Shares, and, in the case of any such loss, theft or destruction, upon delivery of indemnity (which may include a bond) reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of the Warrant or any certificate representing Warrant Shares, as the case may be, the Company will issue a new Warrant or certificates representing Warrant Shares, as the case may be, of like tenor representing an equivalent interest or right, in lieu of such lost, stolen, destroyed or mutilated Warrant or certificates representing Warrant Shares, as the case may be. The applicant for such replacement Warrant shall comply with such other reasonable requests as the Company may reasonably prescribe.

Section 7. Representations, Warranties and Covenants of Holder. Holder hereby represents, warrants and covenants to the Company as follows:

(a) Holder is acquiring the Warrant, and upon exercise of the Warrant will acquire the Warrant Shares, for its own account with no intention of distributing or reselling the Warrant or Warrant Shares in any transaction that would be a violation of the securities laws of the United States or any state, without prejudice to the Holder’s rights at all times to sell or otherwise dispose of all or part of such Warrant under a registration under the Securities Act or an exemption available thereto. Holder is aware that neither the Warrant nor the Warrant Shares are registered under the Securities Act or any state or other jurisdiction’s securities laws, and that Holder must hold the Warrant and the Warrant Shares indefinitely unless subsequently registered or an exemption from registration is available. Holder understands and agrees that the Warrant will bear the restrictive legend set forth on the Warrant and that the Warrant Shares will bear the legend set forth in Section 10 of this Warrant Agreement. Holder represents and warrants that it is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Section 8. Registration Rights. The Holder shall be entitled to become a party to that certain Second Amended and Restated Registration Rights Agreement dated as of April 17, 2007, among the Company, prior holders of certain securities of the Company, and purchasers of shares of Stock (the “Registration Rights Agreement”). Upon executing and delivering to the Company a counterpart of the Registration Rights Agreement, and subject to the terms and conditions set forth therein and Section 9 hereof, the Holder have the registration rights set forth in the Registration Rights Agreement with respect to the shares of Common Stock issuable upon conversion of the Warrant Shares to the extent that such shares are Registrable Securities (as such term is defined in the Registration Rights Agreement).

Section 9. Effect of Registration Rights of Heirs, Assigns, Beneficiaries, Successors and Transferees. The heirs, assigns, beneficiaries and successor of the Holder shall be entitled to the registration rights set forth in Registration Rights Agreement, as amended; provided, however, that such Person or Persons will be able to exercise such rights of the Holder only if it or they have at least 5% of the equity interest in the Company.

Section 10. Transfers and Exchanges. Subject to the terms of Section 13 hereof, the Company shall from time to time register the transfer of the Warrant in a Warrant register to be maintained by the Company upon surrender thereof accompanied by a written instrument or instruments of transfer in the form of assignment attached hereto or as otherwise may be satisfactory to the Company, duly executed by the Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such transfer, the surrendered Warrant shall be canceled and disposed of by the Company and a new Warrant shall be issued to the transferee(s). The Holder agrees that prior to any proposed transfer of the Warrant or of the Warrant Shares, if such transfer is not made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, the Holder shall deliver to the Company:

(a) an investment covenant substantially similar to Section 7(a) hereof and otherwise reasonably satisfactory to the Company signed by the proposed transferee;

(b) an agreement by such transferee to the impression of the restrictive investment legend set forth below on the Warrant or the Warrant Shares;

(c) an agreement by such transferee that the Company may place a notation in the stock books of the Company or a “stop transfer order” with any transfer agent or registrar with respect to the Warrant Shares;

(d) an agreement by such transferee to be bound by the provisions of this Section 10 relating to the transfer of such Warrant or Warrant Shares; and

(e) an opinion of counsel, reasonably satisfactory in form and substance to the Company, that the transfer is exempt from registration requirements under the Securities Act and any applicable state securities laws.

The Holder agrees that each Warrant and each certificate representing Warrant Shares will bear the following legend:

THE SECURITIES EVIDENCED OR CONSTITUTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 11. Notices. All demands, notices and communications relating to this Warrant Agreement or any Warrant shall be in writing and (i) sent by registered or certified mail, postage prepaid, return receipt requested, (ii) hand delivered, (iii) sent by express mail or other reasonable overnight delivery service, or (iv) sent by telecopy, as follows:

If to the Company:

Amedica Corporation

615 Arapeen Drive, Suite 302

Salt Lake City, UT 84108
Attention:	Ashok Khandkar,
Chief Executive Officer
Telephone:	(801) 535-4355
Telecopy:	(801) 584-2533

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111
Attention:	Jonathan L. Kravetz, Esq.
Telephone:	(617) 542-6000
Telecopy:	(617) 542-2241

If to Holder:

Creation Capital LLC

100 Congress Avenue, Suite 2000

Austin, TX 78701

Attention:	Gregg R. Honigblum,
Chief Executive Officer
Telephone:	(512) 370-4900
Telecopy:	(512) 473-4903

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166
Attention:	Nick Krylov, Esq.
Telephone:	(212) 294-6617
Telecopy:	(212) 294-4700

Any such demand, notice or communication hereunder shall be deemed to have been duly given when received by the other party or parties at the address shown above or on the next succeeding business day if the date of receipt is not a business day, or such other address as may hereafter be furnished to the other party or parties by like notice and shall be deemed to have been received on the date delivered to or received at the premises of the addresses.

Section 12. Counterparts. For the purpose of facilitating the execution of this Warrant Agreement and for other purposes, this Warrant Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute and be one and the same instrument; and such counterparts may be delivered via facsimile to the numbers designated in or pursuant to Section 11 hereof.

Section 13. Assignability. Subject to the provisions set forth in Section 10, the Holder may assign the rights and interests under this Warrant Agreement to any person without the Company’s consent; provided, however, that in the event such assignee (other than an assignee which is a Holder Affiliate (as such term is defined below)) is reasonably deemed by the Company to compete with the Company in its traditional business activities (a “competitor”), the Company shall not be required to furnish to such assignee information and reports relating to the Company pursuant to Section 6(f) of this Warrant Agreement and, upon notice given by the Company to Holder that such assignee is deemed a “competitor,” Holder shall not furnish to such assignee any information or reports relating to the Company, without the Company’s prior written consent; and provided, further, however, that no such assignment shall be made to the extent such transfer would subject the Company to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Holder shall promptly cause written notice of any such transfer to be sent to the Company in accordance with Section 10 hereof at least fourteen (14) days prior to such transfer. Notwithstanding the foregoing or any other provision to the contrary, the Warrant and the Warrant Shares will be “restricted securities” as defined in Rule 144 under the Securities Act, and thus will not be transferable except in compliance with applicable federal and state securities laws and regulations. “Holder Affiliate” shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Holder.

Section 14. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Warrant Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of law principles.

(b) Jurisdiction. Each of the Company and the Holder hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Warrant Agreement or the Warrant, and each of the Company and the Holder hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. Each of the Company and the Holder hereby irrevocably waives, to the fullest extent permitted under applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Company and the Holder irrevocably consents, to the fullest extent permitted under applicable law, to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in Section 11 hereof. Each of the Company and the Holder hereby agrees, to the fullest extent permitted under applicable law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT OR ANY WARRANT ISSUED HEREUNDER.

Section 15. Amendments. This Warrant Agreement may be amended from time to time by written instrument signed by the Company and the Holders of a majority of the Warrant Shares issued or issuable upon exercise of the Warrant and no waiver of any of the terms hereof shall be effective unless it is in writing and signed by the Holders of a majority of the Warrant Shares issued or issuable upon exercise of the Warrant or the Company, as the case may be. Any amendment or waiver pursuant to this Section 15 shall be binding on all Holders of the Warrant Shares and may be given retroactive, prospective or concurrent effect, depending upon the language in such amendment or waiver.

Section 16. No Waiver. No failure on the part of the Holder or the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 17. Termination. This Warrant Agreement shall terminate on the Warrant Termination Date. Notwithstanding the foregoing, this Warrant Agreement will terminate on any earlier date if the Warrant has been exercised in full.

IN WITNESS WHEREOF, the parties hereto have caused this Series D Warrant Agreement to be duly executed by their respective officers on the day and year first above written.

AMEDICA CORPORATION

By:	/s/ Ashok Khandkar
Name:	Ashok Khandkar
Title:	Chief Executive Officer

CREATION CAPITAL LLC

By:	/s/ Gregg R. Honigblum
Name:	Gregg R. Honigblum
Title:	Chief Executive Officer

Exhibit A

Form of Warrant

THE SECURITIES EVIDENCED OR CONSTITUTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Exercisable on or before

the Warrant Termination Date

(as defined below)

WARRANT TO PURCHASE SERIES D CONVERTIBLE PREFERRED STOCK

To Subscribe for and Purchase Series D Convertible Preferred Stock

of

AMEDICA CORPORATION

WARRANT NO.

This certifies that, for value received, Creation Capital LLC, a Delaware limited liability company (“Creation Capital”), or its assigns Creation Capital and/or its assigns are collectively referred to herein as the “Holder”), is entitled to subscribe for and purchase from Amedica Corporation, a Delaware corporation (the “Company”), at any time commencing on the first anniversary of the date hereof and shall terminate at 5:00 p.m., New York City Time, on the seventh anniversary of the date hereof (the “Warrant Termination Date”),                      shares (the “Warrant Shares”) of the Company’s Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), subject to adjustment as provided in that certain Series D Warrant Agreement, dated as of April 27, 2007, by and between the Company and Creation Capital (the “Warrant Agreement”), at an exercise price of $3.30 per share, as such exercise price may be adjusted from time to time under the Warrant Agreement. No Warrant may be exercised after the Warrant Termination Date.

In the event of (a) the closing of the issuance and sale of shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company in the Company’s first underwritten public offering (“IPO”) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (b) a Change of Control, the Warrant shall, on the date of such event, become immediately exercisable.

A “Change of Control” shall mean any acquisition of capital stock of the Company, directly or indirectly, any merger, tender offer, recapitalization or asset sale pursuant to which the Company’s stockholders immediately prior to such transaction hold less than 50% of the voting securities of the surviving corporation immediately after such transaction or the majority of the assets of the Company are transferred or sold, except that any internal re-structuring or re-organization of the Company that does not change the effective ultimate ownership of the Company shall not be deemed a Change of Control.

This Series D Preferred Stock Purchase Warrant and all Series D Preferred Stock Purchase Warrants issued in substitution or exchange therefor are herein individually called a “Warrant” and collectively called “Warrants.”

This Warrant is issued pursuant to and, subject to the terms and conditions of, the Warrant Agreement, which Warrant Agreement is incorporated by reference in and made a part of this instrument. Capitalized terms not otherwise defined herein shall have the meanings given them in the Warrant Agreement. Any conflict between the terms of this Warrant and the Warrant Agreement shall be resolved in favor of the terms of the Warrant Agreement.

This Warrant is further subject to the following provisions, terms and conditions:

1. (a) In order to exercise this Warrant, in whole or in part, the Holder shall deliver to the Company, at the office the Company designated for such purpose in Section 11 of the Warrant Agreement, (i) the form of election to purchase set forth herein properly completed and signed, (ii) payment of the Warrant Price pursuant to Section 1(b), and (iii) this Warrant. Upon receipt of the items referred to in clauses (i), (ii) and (iii) above, the Company shall, as promptly as practicable, and in any event within ten (10) days thereafter, execute or cause to be executed and deliver or cause to be delivered to the Holder a certificate or certificates, in such name or names as the Holder may designate, representing the aggregate number of full shares of Series D Preferred Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereinafter provided in Section 4 hereof. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased shares of Series D Preferred Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(b) Payment to the Company of the purchase price for the Warrant Shares so purchased (the “Warrant Price”) may be made, at the option of the Holder, by payment of the Warrant Price in cash or by wire transfer or cashier’s check drawn on a United States bank.

(c) Net Exercise. In the event of any exercise of this Warrant in connection with an automatic conversion of the Series D Preferred Stock into shares of the Company’s

Common Stock pursuant to Section 2(c) of the Certificate of Designation, in lieu of exercising this Warrant pursuant to Section 1(b), the Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Series D Preferred Stock equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder hereof a number of shares of Series D Preferred Stock computed using the following formula:

X = Y × (A-B)
A

Where: X =	The number of shares of Series D Preferred Stock to be issued to the Holder pursuant to this net exercise;

Y =	The number of shares of Series D Preferred Stock in respect of which the net issue election is made;

A =	The fair market value of one share of the Series D Preferred Stock at the time the net issue election is made;

B =	The Exercise Price (as adjusted to the date of the net issuance).

For purposes of this Section 1(c), the fair market value of one share of Series D Preferred Stock (or Common Stock, to the extent all such Series D Preferred Stock has been converted into the Company’s Common Stock) as of a particular date shall be determined as follows: (i) if traded on a securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the net exercise election; (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the net exercise; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company; provided, however, that, if the Warrant is being exercised upon the closing of the IPO, the value will be the initial “Price to Public” of one share of such Series D Preferred Stock (or Common Stock issuable upon conversion of such Series D Preferred Stock) specified in the final prospectus with respect to such offering (net of applicable underwriting commissions).

2. Notwithstanding the foregoing, however, the Company shall not be required to deliver any certificate for shares of stock upon exercise of this Warrant except in accordance with the provisions, and subject to the limitations of, Section 4 hereof and the restrictive legend on the first page hereof.

3. The Company covenants and agrees that the Warrant Shares will, upon issuance, delivery and receipt of consideration therefor, be duly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of Warrant Shares to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that the Warrant Shares may be so issued without violation of any applicable law or regulation or of any pre-emptive or contractual rights of any person or entity.

4. No fractional shares of Series D Preferred Stock shall be issued upon the exercise of this Warrant, but, instead of any fraction of a share which would otherwise be issuable, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the fair market value per share of Series D Preferred Stock as of the close of business on the date of the notice required by Section 1 above.

5. This Warrant, unless and until exercised, shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

6. Subject to the provisions of Section 10 and Section 13 of the Warrant Agreement, this Warrant and all rights hereunder are assignable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and this Warrant to be dated as of             , 20    .

AMEDICA CORPORATION

By:

Its:

Form of Election to Purchase

(To Be Executed Upon Exercise Of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant, to receive                      shares of Series D Preferred Stock and herewith tenders payment for such shares to the order of CREATION CAPITAL LLC in the amount of $3.30 per share, as adjusted pursuant to the terms of that certain Series D Warrant Agreement, in accordance with the terms hereof and the terms of the Series D Warrant Agreement. The undersigned requests that a certificate for such shares be registered in the name of                              whose address is                              and that such shares be delivered to                              whose address is                             . If said number of shares is less than all of the shares of Series D Preferred Stock purchasable hereunder, the undersigned requests that a new Warrant representing the remaining balance of such shares be registered in the name of                              whose address is                      and that such shares be delivered to                      whose address is                             .

Signature:

Date:

Form of Assignment

(To be executed upon assignment of Warrant)

FOR VALUE RECEIVED,                             , hereby sells, assigns and transfers unto                              that certain warrant (the “Warrant”) dated as of             , 20    , to purchase shares of Series D Preferred Stock of Amedica Corporation (the “Company”), together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                              attorney, to transfer the Warrant on the books of the Company, with full power of substitution in the premises.

Date:

[ ]

By:
Name:
Title:

NOTE: The above signature should correspond exactly with the name on the face of this Warrant.